Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

dELiA*s, Inc.

New York, NY

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 23, 2013 (except for Note 2 as to which the date is September 13, 2013), relating to the consolidated financial statements and schedule of dELiA*s, Inc. appearing in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 19, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

March 17, 2014